Zones Announces Financial Results for the Second Quarter of 2006

AUBURN, WA -- 07/27/2006 -- Zones, Inc. (the "Company," "Zones"™) (NASDAQ: ZONS):

--  Net income per share increased 122.2% to $0.20 per share in Q2 2006 compared to $0.09 per share in Q2 2005
--  Total net sales in Q2 2006 increased 13.8% compared to Q2 2005
--  Net sales to commercial customers increased 16.3% in Q2 2006 compared to Q2 2005
--  Online "unassisted" sales in Q2 2006 increased 107.7% compared to Q2
    2005, and represented 30.5% of total net sales in the quarter

Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the quarter ended June 30, 2006. Total net sales increased 13.8% to $145.2 million in the three-month period ended June 30, 2006 compared with $127.6 million in the second quarter of 2005. The Company reported net income of $2.9 million, or $0.20 per diluted share, for the quarter ended June 30, 2006 compared with net income of $1.3 million, or $0.09 per diluted share, for the same quarter of 2005.

Firoz Lalji, President and CEO, said, "We had an outstanding second quarter which resulted in record profits. Our 13.8% sales growth was balanced across all outbound channels of our business and, equally as important, we expanded our gross profit margins while we produced this double digit sales growth." Lalji continued, "Our performance is attributable to superior execution by all our team members, coupled with a relentless focus on customer service."

Net sales for the six months ended June 30, 2006 increased to $279.2 million, compared with $254.0 million for the corresponding period of 2005. Net income for the six months ended June 30, 2006 increased 93.6% to $4.6 million, or $0.32 per diluted share, compared to net income of $2.4 million, or $0.17 per diluted share, in the first six months of 2005.

Operating Highlights

Consolidated outbound sales to businesses and public sector increased 15.9% to $142.2 million in the quarter ended June 30, 2006 compared to $122.7 million in the corresponding period of 2005. These sales as a percent of total net sales for the three-month period ended June 30, 2006 and 2005 were 97.9% and 96.2%, respectively. Direct online orders ("unassisted" sales) increased to $44.2 million, an increase of 107.7% over the same period of 2005. Strategic product categories also contributed to the year over year growth, including memory and processors, desktops and servers, and network communications, which increased 26.2%, 25.9% and 22.5%, respectively.

Gross profit margin was 13.4% in the second quarter of 2006, compared to 11.4% in the second quarter of 2005, and 12.4% in the first quarter of 2006. The sequential increase in gross profit margin percentage was primarily due to product mix, vendor programs and an increase in contributions from enterprise software agreements.

Gross profit margins as a percent of sales are expected to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.

Total selling, general and administrative expenses, as a percent of net sales, were 8.8% in the second quarter of 2006. This represents a nominal increase from 8.6% compared to the same quarter in 2005, and a sequential decline from 8.9% for the first quarter of 2006. The largest component in the Company's SG&A is costs associated with headcount as the Company continues to expand its sales force to support its sales growth initiatives.

Asset Management

During the quarter, the Company repurchased and retired 58,000 shares of its common stock for $381,061, which is an average price of $6.57 per share. The Company ended the second quarter of 2006 with over $3.3 million of cash and had no outstanding interest bearing borrowings against its line of credit. Consolidated working capital was $37.2 million at June 30, 2006, compared with $33.4 million at December 31, 2005.

The Company's net inventory was $18.7 million at June 30, 2006, a decrease from $19.7 million at December 31, 2005. Inventory turned at a rate of 28 times annually during the quarter. Trade accounts receivable decreased to $61.8 million at June 30, 2006 from $68.3 million at December 31, 2005. Days sales outstanding were 41 days compared to 44 days at December 31, 2005.

About Zones, Inc.

Zones, Inc. and its subsidiaries are single-source direct marketing resellers of name-brand information technology products to the small to medium sized business market, large and public sector accounts. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Lenovo, Microsoft, Sony and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

A live webcast of the Company's management discussion of the second quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held Friday, July 28, 2005 at 8:30 am PT.

This press release may contain statements that are forward looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, vendor support, account executive hiring and productivity, increased expenses of being a public company, pressure on margin, competition, state tax uncertainties, rapid technological change and inventory obsolescence, reliance on vendor relationships, dependence on personnel, potential disruption of business from information systems failure, reliance on outsourced distribution, and other risks and uncertainties detailed in the Company's filings with the SEC.

                                ZONES, INC.
                        CONSOLIDATED BALANCE SHEETS
                              (in thousands)
                                (Unaudited)

                                                    June 30,   December 31,
                                                      2006         2005
                                                  ------------ ------------
ASSETS
Current assets
  Cash and cash equivalents                       $      3,335 $      3,195
  Receivables, net of allowance for doubtful
   accounts of $1,915 and $1,562                        61,772       68,318
  Vendor Receivables                                    12,901       14,750
  Inventories, net                                      18,723       19,736
  Prepaids                                               1,174          922
  Deferred tax asset                                     1,346        1,346
                                                  ------------ ------------

       Total current assets                             99,251      108,267

Property and equipment, net                              3,924        3,810
Goodwill                                                 5,098        5,098
Other assets                                               187          179
                                                  ------------ ------------

       Total assets                               $    108,460 $    117,354
                                                  ============ ============

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                $     38,981 $     45,359
  Inventory Financing                                   11,766        8,469
  Accrued liabilities and other                         10,856        8,621
  Line of credit                                             -       10,700
  Income taxes payable                                     410          448
  Notes payable to former shareholders of CPCS,
   Inc.                                                      -        1,272
                                                  ------------ ------------

       Total current liabilities                        62,013       74,869

Note payable                                                14           21
Deferred income tax                                         35           35
Deferred rent obligation                                 1,323        1,112
                                                  ------------ ------------

       Total liabilities                                63,385       76,037
                                                  ------------ ------------

Commitments and contingencies

Shareholders' equity:
  Common stock                                          36,639       37,503
  Retained earnings                                      8,436        3,814
                                                  ------------ ------------

       Total shareholders' equity                       45,075       41,317
                                                  ------------ ------------

       Total liabilities & shareholders' equity   $    108,460 $    117,354
                                                  ============ ============

                                ZONES, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousands, except per share data)
                                (unaudited)

                             For the three months     For the six months
                                ended June 30,         ended June 30,
                               2006        2005        2006        2005
                            ----------  ----------  ----------  ----------

Net sales                   $  145,210  $  127,630  $  279,208  $  253,961
Cost of sales                  125,822     113,094     243,233     224,663
                            ----------  ----------  ----------  ----------

  Gross profit                  19,388      14,536      35,975      29,298
Selling, general and
 administrative expenses        12,765      10,979      24,627      22,178
Advertising expense              1,768       1,400       3,570       3,139
                            ----------  ----------  ----------  ----------

  Income from operations         4,855       2,157       7,778       3,981
                            ----------  ----------  ----------  ----------

Other expense:                     122          50         300         110

Income before income taxes       4,733       2,107       7,478       3,871
Provision for income taxes       1,816         811       2,856       1,484
                            ----------  ----------  ----------  ----------

  Net income                $    2,917  $    1,296  $    4,622  $    2,387
                            ==========  ==========  ==========  ==========

  Basic earnings per share  $     0.22  $     0.10  $     0.35  $     0.18
  Shares used in computation
   of basic earnings per
   share                        13,165      13,380      13,172      13,412
                            ==========  ==========  ==========  ==========

  Diluted earnings per
   share                    $     0.20  $     0.09  $     0.32  $     0.17
  Shares used in computation
   of diluted earnings per
   share                        14,633      14,148      14,667      14,347
                            ==========  ==========  ==========  ==========

                              Operating Highlights

                                Supplemental Data

                             Three months ended        Six months ended
                            6/30/2006   6/30/2005   6/30/2006   6/30/2005
                            ----------  ----------  ----------  ----------
  Operating Data
    Number of orders           100,391      98,852     203,087     198,241
    Average order size           1,480       1,340       1,334       1,320
    Direct online net sales 44,238,000  21,303,000  86,995,000  37,441,000
    Sales force, end of
     period                                                275         275

  Average Productivity
   (annualized)
     Per Account Executive   1,936,000   1,856,000   1,861,387   1,846,989
     Per Employee              865,000     865,000     860,885     860,885

  Product Mix (% of sales)
    Notebook & PDA's              12.7%       15.0%       12.7%       14.0%
    Desktops & Servers            21.9%       19.8%       20.9%       22.3%
    Software                      16.5%       16.2%       16.1%       16.4%
    Storage                        9.4%        9.4%        9.8%        9.2%
    NetComm                        4.5%        4.2%        4.6%        4.0%
    Printers                       7.0%        9.8%        7.6%        9.4%
    Monitors & Video               8.6%       10.3%       10.0%       10.1%
    Memory & Processors            6.6%        6.0%        6.9%        5.6%
    Accessories & Other           12.8%        9.3%       11.4%        9.0%

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000